UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2021

AIKIDO PHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AIKI	The Nasdaq Capital Market

Item 8.01 Other Events.

On June 21, 2021, AIkido Pharma, Inc. (the “Company”) filed a provisional patent application for the use of ketamine and peptides to treat Alzheimer’s disease. The Company previously secured and announced the acquisition of patent rights for use of peptides as a drug delivery system. This patent application seeks patent protection for the use of ketamine and these peptides to treat Alzheimer’s disease.

We believe that one of the biggest breakthroughs in the study of depression has been the observation that ketamine can reverse symptoms of depression within hours to days when given by intravenous infusion. Additionally, the study of this psychedelic in other fields of use is growing in popularity.

Alzheimer’s disease is a progressive neurodegenerative disorder that is associated with the destruction of higher brain structures, such as those involved in memory and cognition. The disease leads to deficits in cognitive function and declines in memory, learning, language, and in the ability to perform intentional and purposeful movements. Alzheimer’s disease is also accompanied by concomitant behavioral, emotional, interpersonal, and social deterioration. Clinical management and treatment of Alzheimer’s remains largely inadequate. There is still an unmet need for effective methods to prevent and treat the disease. Targeted delivery of a drug, prodrug, or therapeutic agent to cells that cause a disease or are affected by a disease can improve treatment of the disease. There is a need for targeted delivery of drugs, prodrugs, or other therapeutic agents effective in treating Alzheimer’s. This patent application is the next step in combining homing peptides with a well-known psychedelic drug to treat this disease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIKIDO PHARMA INC.

By:	/s/ Anthony Hayes
Name:	Anthony Hayes
Title:	Chief Executive Officer

Dated: June 23, 2021

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